SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2015

PureSafe Water Systems, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-30544
(State or other jurisdiction of incorporation)	(Commission File Number)

P.O. Box 12 425 N. Broadway - unit 12 Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (516) 208-8250

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.

Entry Into A Material Definitive Agreement.

The Company has terminated the consulting agreement with Tarpon Bay Partners, LLC (“Tarpon”), and has restructured investments in the Company by Tarpon, ASC Recap LLC, and Southridge Partners II LP, as described below.

On June 13, 2014, the Company entered into a one year consulting agreement (the “Consulting Agreement”) with Tarpon for the period from the date of the Agreement through March 31, 2015.  The Agreement required Tarpon to provide general management and consulting services and advisory services to the Company, including assistance in connection with the restructuring of its outstanding debt and equity securities.  The controlling member of Tarpon is Stephen Hicks (“Hicks”). Pursuant to such Consulting Agreement, Tarpon was issued an aggregate of 29 shares of the Corporation’s Series H Convertible Preferred Stock (the “Series H Preferred Stock”) as compensation for the services provided by Tarpon.

The Company, Tarpon, ASC Recap LLC and Southridge Partners II LP have now agreed to restructure all financial arrangements as follows: Tarpon is the holder of convertible notes issued by the Corporation in the aggregate principal amount of $312,394.54  (the “Tarpon Notes”); ASC Recap LLC (“ASC”) is the holder of 25,375,000 shares of the Company’s common stock (the “ASC Common Stock”); and Southridge Partners II, LP (“Southridge II”) is the holder of convertible notes issued by the Company in the aggregate principal amount of $47,500 (“Southridge II Notes”), the Tarpon Notes, the ASC Common Stock and the Southridge II Notes being referred to as the “Securities”. The Company effective July 2, 2015 agreed to enter into an Exchange Agreement with Tarpon, ASC, Southridge II and Hicks, collectively the “Holders”, in the form filed as an Exhibit to this Report (“Exchange Agreement”), pursuant to which the Company issued to Tarpon a 10% Promissory Note due June 30, 2016, in the form filed as an exhibit to this Report in the principal amount of $750,000 (the “Note”), in exchange for (1) delivery to the Company and cancellation by the respective Holders thereof of the Securities, and the shares of Series H Preferred Stock held by Tarpon, and (2) the return to the Company for no consideration of the outstanding 51 shares of Series G Preferred Stock.

The foregoing descriptions of the Consulting Agreement, the Exchange Agreement and the Note and their relevant terms do not purport to be complete descriptions of their respective terms, and each is qualified in its entirety by reference to the full text of the relevant agreement or instrument, copies of which are filed as Exhibits to this Current Report and Current Reports on Form 8-K filed previously by the Company, which are incorporated herein by reference.

Item 2.03

Creation of a Direct Financial Obligation.

See Item 1.01 supra.

Item 3.03

Material Modification to Rights of Security Holders

See Item 5.03 below.

Item 5.01.

Changes in Control of Registrant.

The Company experienced a change of control on July 2, 2015 by reason of the return to the Company for cancellation, pursuant to the terms of the Exchange Agreement as described under Item 1.01 above, of all of the outstanding 51 shares of Series G Preferred Stock held by Stephen Hicks and the 29 outstanding shares of Series H Preferred Stock, held by Tarpon.

Based on the number of our outstanding voting securities as of July 2, 2015, none of Tarpon, ASC Recap LLC, Southridge Partners II LP or Stephen Hicks owns any shares of our issued and outstanding shares of common stock or any other securities that provide for voting rights on any matter presented for consideration by the Company’s stockholders.

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors and Officers

Effective July 2, 2014, Stephen Hicks and Gilbert Steedley resigned as directors of the Company, and Stephen Hicks resigned as President and Henry Sargent, as Secretary.

Item 5.03

Amendment to Articles of Incorporation and By-Laws.

Cancellation of the Series G Preferred Stock

On June 13, 2014, our Board (Mr. Hicks not participating), the Board authorized the filing of a Certificate of Designations for its Series G Convertible Preferred Stock (“Series G Preferred Stock”), and the issuance of all of the fifty-one (51) authorized shares of such Series G Preferred Stock to Stephen Hicks (the “Series G Stockholder”) for a purchase price of $1 per share.  A Certificate of Designations for the Series G Preferred Stock was filed with the Secretary of State of the State of Delaware on June 17, 2014.  As a result of the voting rights granted to the Series G Preferred Stock in the Certificate of Designations, the Series G Stockholder held in the aggregate approximately 51% of the total voting power of all issued and outstanding voting capital of the Company.  Pursuant to the terms of the Board resolution authorizing the issuance of the Series G Preferred Stock, and authorizing the issuance of the shares to Mr. Hicks, the Company had the right to redeem said Preferred Stock of the Company upon his resignation or the termination of his services as President of the Company.  On July 2, 2015, Mr. Hicks returned to the Company for no consideration the 51 authorized shares of Series G Preferred Stock, and on July 8, 2015, we filed a Certificate of Amendment in Delaware that cancelled the Series G Preferred Stock.

The foregoing summary of the Certificate of Amendment cancelling the Series G Preferred Stock is qualified in its entirety by reference to the full text of the relevant Certificate of Amendment, a copy of which is filed as an Exhibit to this Current Report on Form 8-K, and which is incorporated herein by reference.

Item 9.01

Exhibits.

Exhibit Number

Description

3.1i

Certificate of Amendment Cancelling Series G Convertible Preferred Stock

10.52

Exchange Agreement, effective July 2, 2015, with Southridge LLC affiliated companies.

10.53

Promissory Note, dated July 2, 2015, issued to Tarpon Bay Partners, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Puresafe Water Systems, Inc.

Date: July 14, 2015	By:	/s/ Leslie Kessler
Leslie Kessler
Chief Executive Officer